UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 26, 2011

Emergent BioSolutions Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33137	14-1902018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2273 Research Boulevard, Suite 400, Rockville, Maryland	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (301) 795-1800

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 26, 2011, Emergent BioSolutions Inc. (the “Company”), acting through its wholly-owned subsidiary Emergent Product Development Seattle, LLC, entered into an amendment (the “Amendment”) to the Collaboration and License Agreement between Emergent Product Development Seattle, LLC (as successor-in-interest to Trubion Pharmaceuticals, Inc.) and Pfizer Inc. (“Pfizer”), dated December 19, 2005 (the “Agreement”).  Pursuant to the Agreement, Pfizer is currently developing, among other product candidates, the Company’s anti-CD20 Small Modular ImmunoPharmaceutical Therapeutic, SBI-087, for the treatment of rheumatoid arthritis, systemic lupus erythematosus and other autoimmune and inflammatory diseases.

Pursuant to the terms of the Amendment, the Company agreed to remove certain restrictions in the Agreement on Pfizer’s development and commercialization activities directed to certain anti-CD20 products.  In consideration of the amendment of these restrictions, Pfizer will provide the Company with an up-front payment of $2.5 million and may also pay a royalty payment in the low-single digits on net sales of certain products, subject to specified timing conditions for development and commercialization.

The foregoing description of the Amendment, which describes the primary changes to the Agreement, does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Amendment, which will be filed as an Exhibit to the Company’s Form 10-Q for the quarter ended June 30, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2011	EMERGENT BIOSOLUTIONS INC.
	By:	/s/R. Don Elsey R. Don Elsey Chief Financial Officer